CODE OF ETHICS

Background

Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters.

Rule 204A-1 under the Advisers Act requires each registered investment adviser to adopt and implement a written code of ethics that contains provisions regarding:

•	The adviser’s fiduciary duty to its clients;

•	Compliance with all applicable Federal Securities Laws;

•	Reporting and review of personal Securities transactions and holdings;

•	Reporting of violations of the code; and

•	The provision of the code to all supervised persons.

Policies and Procedures

Fiduciary Standards and Compliance with the Federal Securities Laws

Ancora and its Executive Committee take compliance very seriously. Client trust and the firm’s reputation are paramount to the future success of Ancora. At all times, Ancora and its Employees must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. The CCO administers the Code. All questions regarding the Code should be directed to the CCO. Employees must cooperate to the fullest extent reasonably requested by the CCO to enable (i) Ancora to comply with all applicable Federal Securities Laws and (ii) the CCO to discharge his duties under the Manual.

All Employees will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow Employees. Employees must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting Ancora’s services, and engaging in other professional activities.

The Company expects all Employees to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, Ancora must act in its Clients’ best interests. Neither Ancora, nor any Employee should ever benefit at the expense of any Client. Notify the CCO promptly about any practice that creates, or gives the appearance of, a material conflict of interest.

Employees are generally expected to discuss any perceived risks, or concerns about Ancora’s business practices, with their direct supervisor. However, if an Employee is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the CCO’s attention.

Reporting Violations

Improper actions by Ancora or its Employees could have severe negative consequences for Ancora, its Clients and Investors, and its Employees. Impropriety, or even the appearance of impropriety, could negatively impact all Employees, including people who had no involvement in the problematic activities.

Employees must promptly report any improper or suspicious activities, including any suspected violations of the Code, to the CCO. Issues can be reported to the CCO in person, or by telephone, email, or written letter. Reports of potential issues may also be made anonymously through Compliance11. Any reports of potential problems will be thoroughly investigated by the CCO, who will report directly to the Executive Committee on the matter. Any problems identified during the review will be addressed in ways that reflect Ancora’s fiduciary duty to its Clients.

An Employee’s identification of a material compliance issue will be viewed favorably by the Executive Committee. Retaliation against any Employee who reports a violation of the Code in good faith is strictly prohibited and will be cause for corrective action, up to and including dismissal. If an Employee believes that he or she has been retaliated against, he or she should notify the CEO directly.

Violations of the Code, or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Employee to civil, regulatory or criminal sanctions. No Employee will determine whether he or she committed a violation of the Code, or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

If the CCO determines that a material violation of the Code has occurred, the CCO will promptly report the violation, and any association action(s), to the Executive Committee. If the Executive Committee determines that the material violation may involve a fraudulent, deceptive or manipulative act, Ancora will report its findings to the Mutual Funds’ Board of Directors or Trustees pursuant to Rule 17j-1 under the IC Act.

Distribution of the Code and Acknowledgement of Receipt

Ancora will distribute the Manual, which contains the Code, to each Employee upon the commencement of employment and will maintain the most current copy of the Manual on Compliance11. Employees must use Compliance11 to acknowledge that they have received, read, understood, and agree to comply with the Code upon commencement of employment, annually, and following any material change to the Manual.

Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including Ancora, Employees, and current or prospective Clients and Investors. Any failure to identify or properly address a conflict can have severe negative repercussions for Ancora, its Employees, and/or Clients and Investors. In some cases the improper handling of a conflict could result in litigation and/or disciplinary action.

Ancora’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Employees must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve Ancora and/or its Employees on one hand, and Clients and/or Investors on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of Clients and/or Investors over the interests of Ancora and its Employees. If an Employee believes that a conflict of interest has not been identified or appropriately addressed, that Employee should promptly bring the issue to the CCO’s attention.

In some instances conflicts of interest may arise between Clients and/or Investors. Responding appropriately to these types of conflicts can be challenging, and may require robust disclosures if there is any appearance that one or more Clients or Investors have been unfairly disadvantaged. Employees should notify the CCO promptly if it appears that any actual or apparent conflict of interest between Clients and/or Investors has not been appropriately addressed.

Personal Securities Transactions

Employee trades should be executed in a manner consistent with our fiduciary obligations to our Clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Employee trades must not be timed to precede orders placed for any Client, nor should trading activity be so excessive as to conflict with the Employee’s ability to fulfill daily job responsibilities.

In the event of a material change to this Personal Securities Transactions section of the Code of Ethics, Ancora will ensure that the change is approved by the Mutual Funds’ Board(s) no later than six months after the change is adopted.

Accounts Covered by the Policies and Procedures

Ancora’s Personal Securities Transactions policies and procedures apply to all accounts holding any Securities over which Employees have any beneficial ownership interest, which typically includes accounts held by immediate family members sharing the same household. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

It may be possible for Employees to exclude accounts held personally or by immediate family members sharing the same household if the Employee does not have any direct or indirect influence or control over the accounts, or if the Employee can rebut the presumption of beneficial ownership over family members’ accounts. Employees should consult with the CCO before excluding any accounts held by immediate family members sharing the same household.

At times, Ancora may employ or enter into a contract with certain “non-employees” such as consultants or on-site service providers. If the CCO determines that such non-employees have access to non-public information regarding Ancora’s Clients’ transactions, Ancora will subject such non-employees to this Personal Securities Transactions section of the Code. Such non-employees must pre-clear all trades, report holding and transactions to the CCO, and acknowledge receipt of the Code upon hire and annually thereafter.

Reportable Securities

Ancora requires Employees to provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any Security, except:

•	Direct obligations of the Government of the United States;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares issued by open-end investment companies registered in the U.S., other than funds advised, sub-advised, or underwritten by Ancora or an affiliate;

•	Interests in 529 college savings plans; and

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised, sub-advised, or underwritten by Ancora or an affiliate.

Exchange-traded funds, or ETFs, are somewhat similar to open-end registered investment companies. However, ETFs are Reportable Securities and are subject to the reporting requirements contained in Ancora’s Personal Securities Transactions policy.

Pre-clearance Procedures

Employees must have prior clearance for all transactions involving the following securities whether traded on an exchange, over the counter or on the Pink Sheets:

•	Stocks, ETFs, Preferreds, and ADRs

•	Closed-end funds

•	Any Mutual Fund for which Ancora serves as the investment adviser or subadviser

•	IPOs or Private Placements

•	Derivatives, including Options

Employees must use Compliance11 to seek pre-clearance. Once the pre-clearance request is entered, Ancora’s Institutional Head Trader will confirm whether the Security in question is being transacted for any Client on that day. The CCO will review any pre-clearance request from the Institutional Head Trader.

Blackout Period

Ancora maintains a Three Day Personal Trading Blackout Period for each Security that is traded in an Ancora Managed Accounts. The blackout begins three days before a security is traded in an Ancora Managed Account and lasts three days after a security is traded in an Ancora Managed Account. An Employee’s pre-clearance request will be denied for any transaction during the blackout period. Inadvertent violations of the blackout period are possible if an Employee’s trade is approved and the same Security is subsequently transacted on behalf of a Client. In these cases the CCO will review the Employee trade to ensure the Employee had no knowledge of the Client transaction and whether the Client received a better price than the Employee. It is at the CCO’s discretion to:

•	Grant an exception to the prohibition against trading the same Security on the same day or during the three day blackout, as a Client;

•	Require the Employee to cancel the trade; or

•	Require the Employee to donate the difference between his or her trade and the Client’s trade to charity.

Ancora may also deny any proposed transaction if the transaction appears to pose a conflict of interest or otherwise appears improper. Approval of any desired transaction is good only on the day it is received and the Employee receiving the approval is responsible for ensuring that his or her trading is completed before the day’s end.

Exceptions to Blackout Period

Ancora’s three day blackout period on personal security transaction has a few exceptions. Personal security transactions may be excluded from the three day blackout but do not exempt employees from the same day trading restriction. The same day trading restriction is a blackout on any employee’s personal security transaction if that same security has been or is expected to be traded in an Ancora Managed Account during the day. Exceptions to the Three Day Personal Trading Blackout Period are as follows:

•	Trades in securities contained in the S&P 500;

•	Trades of a security under $10,000 in principal value. (The $10,000 maximum trade limit is on individual securities not an account. Multiple trades of the same security cannot total over $10,000 during any one day to be granted the exception);

•	Trades in securities that the firm has completely liquidated (i.e. the firm has completely liquidated their position and no clients own it anymore.) The blackout would be reduced to one day in these circumstances. In order to claim this exception, you must make sure you verify NO FIRM CLIENTS own the position any longer, not just clients you manage.

Reporting

Ancora must collect information regarding the personal trading activities and holdings of all Employees. Employees must submit quarterly reports regarding Securities transactions and newly opened accounts, as well as annual reports regarding holdings and existing accounts.

Quarterly Reports

Each quarter, Employees must report any accounts opened during the quarter that hold any Securities (including Securities excluded from the definition of a Reportable Security). Employees must also report all Reportable Securities transactions in accounts in which they have a Beneficial Interest. Reports regarding newly opened accounts and Securities transactions must be submitted via Compliance11 within 30 days of the end of each calendar quarter.

If an Employee’s quarterly account statements do not feed directly into Compliance11 for all Reportable Securities (including limited partnerships), the Employee must manually input the necessary information into Compliance11.

If an Employee did not have any transactions or account openings to report, he or she should acknowledge as such in Compliance11 within 30 days of the end of each calendar quarter.

Initial and Annual Holdings Reports

Employees must periodically report the existence of any account that holds any Securities (including Securities excluded from the definition of a Reportable Security), as well as all Reportable Securities holdings. Reports regarding accounts and holdings must be submitted via Compliance11 on or before February 14th of each year, and within 10 days of an individual first becoming an Employee. Annual reports must be current as of December 31st; initial reports must be current as of a date no more than 45 days prior to the date that the person became an Employee. Initial and annual holdings reports should be submitted via Compliance11.

Initial and annual reports must disclose the existence of all accounts that hold any Securities, even if none of those Securities fall within the definition of a “Reportable Security.” If an Employee’s statements do not feed directly into Compliance11 for all Reportable Securities (including limited partnerships), the Employee must manually input the necessary information into Compliance11.

If an Employee does not have any holdings and/or accounts to report, he or she should acknowledge as such in Compliance11 within 10 days of becoming an Employee and by February 14th of each year.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, an Employee is not required to submit:

•	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or

•	Any reports with respect to Securities held in accounts over which the Employee has no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis. This includes any accounts to which the Employee has granted Ancora complete discretion.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement, and/or a written certification from an unaffiliated investment adviser.

Personal Trading and Holdings Reviews

Ancora’s Personal Securities Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with Employees’ personal trading activities. Accordingly, the CCO will closely monitor Employees’ investment patterns to detect the following potentially abusive behavior:

•	Frequent and/or short-term trades in any Security, with particular attention paid to potential market-timing of mutual funds;

•	Personal trading in Securities also held by a Mutual Fund advised or sub-advised by Ancora;

•	Trading opposite of Client trades;

•	Trading ahead of Clients; and

•	Trading that appears to be based on Material Non-Public Information.

The CCO will monitor Employees’ personal transactions and holdings reports via Compliance11 to ensure compliance with Personal Securities Transactions policies and procedures. Any personal trading that appears abusive may result in further inquiry by the CCO and/or sanctions, up to and including dismissal.

Operations and Trading will monitor the CCO’s personal Securities transactions for compliance with the Personal Securities Transactions policies and procedures.

Disclosure of the Code of Ethics

Ancora will describe the Code in Part 2 of Form ADV and, upon request, furnish Clients and Investors with a copy of the Code. All requests for the Code should be directed to the CCO.